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                                                                    EXHIBIT 5(A)

Xerox Corporation
P.O. Box 1600
Stamford, Connecticut 06904-1600
203-968-3000

Office of General Counsel

Martin S. Wagner
Associate General Counsel,
Corporate, Finance and Ventures

August 25, 1997

Xerox Corporation
P.O. Box 1600
Stamford, Connecticut 06904-1600

Gentlemen:

As Associate General Counsel, Corporate, Finance and Ventures of Xerox Corporation, I am familiar with the Registration Statement on Form S-3 filed under the Securities Act of 1933, as amended ("Registration Statement"), relating to the proposed offering and sale from time to time by Xerox Corporation, a New York corporation ("Company"), Xerox Overseas Holdings PLC ("Xerox Overseas") and Rank Xerox Capital (Europe) plc ("Xerox Capital", and together with Xerox Overseas, the "Subsidiary Issuers", and the Subsidiary Issuers collectively with the Company, the "Issuer") of debt securities ("Debt Securities") from which the Issuers may receive an aggregate of up to $2,000,000,000 of proceeds and which will be offered on terms to be determined at the time of sale. Debt Securities of the Subsidiary Issuers will be irrevocably and unconditionally guaranteed by the Company (in such capacity, the "Guarantor") pursuant to the Indenture referred to below (the "Guarantees"). In rendering the opinions set forth herein, either I or other attorneys in the Office of General Counsel of the Company who report either directly or indirectly to me have examined an Indenture among the Issuers, the Guarantor and Citibank, N.A., as Trustee, substantially in the form filed as an exhibit to the Registration Statement (the "Indenture"), under which the Debt Securities are to be issued, the Company's certificate of incorporation and by-laws, each as amended to date, certain minutes of meetings of the Board of Directors of the Company and such other documents and matters of law as have been considered necessary or desirable in rendering the opinions set forth herein.

Based upon the foregoing, it is my opinion that:

1. The Company has been duly incorporated and is validly existing in good standing under the laws of New York.

2. The Debt Securities, when duly authorized by appropriate corporate action and duly executed and authenticated, and when issued and delivered against payment therefor as described in the Registration Statement and a Prospectus Supplement, will be legally issued and validly and legally binding obligations of the applicable Issuer and such Debt Securities will be entitled to the benefits of the Indenture under which they are issued.

3. The Guarantees, when duly authorized by appropriate corporate action and duly executed and delivered, and when the Debt Securities to which such Guarantees relate have been duly authorized by appropriate corporate action and duly executed, authenticated, issued and delivered against payment therefor as described in the Registration Statement and a Prospectus Supplement, will be the legal, valid and binding obligations of the Company and such Guarantees will be entitled to the benefits of the Indenture under which they are issued.

I consent to the reference to my name under the caption "Legal Opinions" in the Prospectus contained in the Registration Statement and to the filing of this letter as an exhibit to the Registration Statement.

Very truly yours,

MARTIN S. WAGNER
Associate General Counsel,
Corporate, Finance and Ventures